Exhibit 99.1

Sientra Announces Preliminary Unaudited Fourth Quarter 2018 Net Sales and

Appointment of Aesthetic Industry Veteran to Board of Directors

Anticipates total fourth quarter net sales of $19.0 million, growth of 72% year over year

Aesthetic industry veteran Mary M. Fisher joins Sientra’s Board of Directors

Santa Barbara, CA – January 7, 2019 – Sientra, Inc. (NASDAQ:SIEN) (“Sientra” or the “Company”), a medical aesthetics company, today announced preliminary unaudited nets sales for the fourth quarter 2018.

In addition, as previously disclosed, the Board of Directors of Sientra appointed Mary M. Fisher as a director of the Company effective January 1, 2019.

Jeffrey M. Nugent, Chairman and Chief Executive Officer of Sientra, said, “I am extremely proud of everything our team accomplished in 2018. I continue to be encouraged by the consistent progress we have made in establishing Sientra as a leading, diversified global partner to aesthetic physicians, and I believe the Company is well positioned for an even stronger 2019.”

Fourth quarter 2018 preliminary net sales

The quarterly financial estimates included in this release are prior to the completion of management’s review and audit procedures by Sientra’s external auditors and are therefore subject to adjustment.

Sientra anticipates total net sales for the fourth quarter 2018 to be approximately $19.0 million, an increase of 72% compared to $11.1 million for the same period in 2017.

Fourth quarter 2018 net sales expectations anticipates Breast Products segment net sales of $10.4 million, an increase of 27% compared to $8.2 million for the same period in 2017, reflecting the continued improvement in implant supply levels and another strong quarter for the tissue expander portfolio.

Fourth quarter 2018 net sales expectations anticipates miraDry segment net sales of $8.6 million, an increase of 197% compared to $2.9 million for the same period in 2017, reflecting strong system placements and consumables growth internationally as well as continued traction in the United States.

Sientra anticipates net cash and cash equivalents as of December 31, 2018 to be approximately $87 million, compared to $103 million at the end of the third quarter of 2018.

Mary M. Fisher appointed to Sientra’s Board of Directors

As previously disclosed, the Board of Directors appointed pharmaceutical and biotechnology industry veteran Mary M. Fisher as a director of the Company, effective January 1, 2019.

Mr. Nugent said, “Mary is one of the foremost leaders in our industry, and her unique perspective in the aesthetics category will help us continue to improve how we meet the needs of the physicians and patients that we serve. Her expertise in growing, evolving, and leading world-class aesthetic brands is a unique asset to the Sientra family as we work towards becoming a global, diversified aesthetic leader. I am looking forward to working with her.”

Ms. Fisher currently serves as Chief Executive Officer, Chair, and Board Director at Colorescience, a science-based skincare company and former division of SkinMedica, Inc. While at SkinMedica, she served as Chief Executive Officer from 2008 until 2012, when she led the successful sale of the company to Allergan, Inc.

Prior to joining SkinMedica, Ms. Fisher served as the Chief Operating Officer of Acorda Therapeutics – a biotechnology company focused on developing products for the treatment of central nervous system disorders – and previously held management and leadership positions at Cephalon, Immunex, and Boehringer Ingelheim. She previously served on the Board of Directors of Zeltiq Aesthetics, which was also acquired by Allergan. She is currently on the Board of MDRejuvena.

“I’m thrilled to join Sientra’s Board of Directors,” said Ms. Fisher. “Sientra’s leadership and transparency in the medical aesthetics space is commendable, and I look forward to supporting the company’s efforts to grow and expand an impressive portfolio of innovative, best-in-class products.”

About Sientra

Headquartered in Santa Barbara, California, Sientra is a diversified global medical aesthetics company and a leading partner to aesthetic physicians. The Company offers a suite of products designed to make a difference in patients’ lives by enhancing their body image, growing their self-esteem, and restoring their confidence. Sientra has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company’s Breast Products Segment includes its OPUS™ breast implants, the first fifth generation breast implants approved by the FDA for sale in the United States, its ground-breaking Allox2® breast tissue expander with patented dual-port and integral drain technology, and BIOCORNEUM® the #1 performing, preferred and recommended scar gel of plastic surgeons*. The Company’s miraDry Segment, comprises its miraDry® system, which is approved for sale in over 40 international markets, and is the only non-invasive FDA-cleared device for the permanent reduction of underarm sweat, odor and hair of all colors.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding the Company’s expected net sales for the quarter ended December 31, 2018, the Company’s expected cash and cash equivalents as of December 31, 2018, the expected growth of the Company’s current customer base and acquisition of new customers, the Company’s ability to deliver value and become a world class, diversified aesthetics organization. Such statements are subject to risks and uncertainties, including the dependence on conclusion of the audit procedures for the year ended December 31, 2018 by the Company’s independent auditors, positive reaction from plastic surgeons and their patients to Sientra’s Breast Products, risks associated with contracting with any third-party manufacturer and supplier, including uncertainties that such parties will be able to meet consumer demand, that the integration of recently acquired product lines will not achieve the anticipated benefits. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s Annual Report on Form 10-K for the year ended December 31, 2017. All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contacts:

Neil Bhalodkar

(805) 679-8845

neil.bhalodkar@sientra.com

*	Data on file